UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [ x ]

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[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement

[X ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to §240.14a-12

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(Name of Registrant as Specified In Its Charter):

Eagle Hospitality Properties Trust, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant):

UNITE HERE

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[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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UNITE HERE 4/24/07

Eagle Hospitality Talking Points

• We are soliciting proxies at a small hotel REIT in which you own a significant stake.

• The company is Eagle Hospitality, and it has recently put itself up for sale, having underperformed in the two years following its IPO.

• We are seeking shareholder support for a resolution addressing one of the many conflicts of interest that characterize Eagle’s board, whose Chairman privately owns the hotel management company that manages most of Eagle’s hotels.

• Our proposal asks the Board of Directors to urge Chairman Butler to waive the termination fees in his company’s management contracts.

• It is a non-binding recommendation.

• It speaks directly to valuation for shareholders at a critical juncture when the company is for sale.

• And if it were to pass, we believe it would contribute to a more transparent and active bidding process that carries the potential for a higher price for shareholders.

• Here’s the case:

• Eagle has agreements with Commonwealth – which is privately owned by Eagle’s Chairman Butler – to manage 9 of its 13 hotels.

• The agreements carry termination fees estimated at $10 million.

• That equals 42 cents a share, 3.5% of the current share price.

• By contrast, Eagle has a management agreement with Prism Hotels to manage one of its hotels which is cancelable, according to one analyst report.

• Commonwealth has been a sore spot for shareholders given the performance over the past couple years of the hotels they manage, and analysts have said potential suitors are likely to terminate these agreements, adding this fee to their cost of acquiring the company.

• The conflict here is that Chairman Butler benefits from Commonwealth’s termination fees if its management contracts are canceled post sale, but shareholders could lose, because we believe suitors may reduce their potential offer prices by around 42 cents a share as a result of this cost to cancel.

• Chairman Butler’s other company, Corporex, has made the only public offer to acquire the company, at a midpoint price of $11.00/share. We believe other possible bidders may be more attracted to this company if the related-party management agreements could be unwound without additional costs to them.

• Chairman Butler’s bid to acquire the company is the only public offer so far. We believe the substantial presence of Corporex individuals on Eagle’s Board is bad for shareholders, in that it has helped create the appearance of an inside deal prevailing.

• 3 of 9 Board members are Corporex related: Butler, Banta (EVP of Corporex), and Costello (Director of Corporex)

• #4 is Eagle’s CEO, who came from employment at Corporex

• The way for shareholders to help promote the most open process and the best ultimate deal is to encourage other suitors to bid without constraints imposed by related-party transactions.

• We believe our proposal does that.

• Eagle may argue that the termination fees are common in the industry.

• First, if Prism can have a “cancelable agreement,” then it should be good enough for Chairman Butler’s company.

• Second, if Commonwealth had obtained these agreements by competing at arms length with other management companies, only then would this argument carry any weight. There is no sign in the public record that there was ever any competition. We feel the purpose of this termination fee is to protect a related party (Commonwealth) from competition in the industry when an independent 3rd party buys the hotels.

• Third, we believe that protection for Chairman Butler’s company comes at a significant cost to shareholders who have waited 2 years for this stock to perform and may now be looking for the best exit.

• Our proposal is recommended by Proxy Governance, a proxy advisory firm, saying: “The board has taken the first step by creating an independent committee to lead the sale process – it should take the next step and make this reasonable request.”

FURTHER INSTRUCTIONS TO SOLICITORS: Make sure you identify yourself as from UNITE-HERE. Make sure the shareholder being solicited has received a proxy statement (if not, forward them one before engaging in any solicitation). If you’re not sure about the facts, don’t speculate. Stick to the proxy statement and these talking points. If you aren’t sure how to answer a question just arrange to get back to this shareholder with more info and then get the requested info from Courtney Alexander.